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                                                                   EXHIBIT 99.1


      VERDISYS, INC. REVISES REVENUE PROJECTIONS AND FINANCIAL DISCLOSURES


Houston, Texas - January 5, 2004: VERDISYS, INC. of The Woodlands, Texas, (OTCBB: VDYS.OB - News) a leading provider of patented lateral drilling oil services and satellite solutions for energy production enhancement, today revised its revenue forecast for the quarter ended December 31, 2003 and projected revenues for 2004 previously disclosed in its form 8K filing dated November 17, 2003. The revenue forecast for the quarter ended December 31, 2003 is revised downwards to $636,000. The Company has determined that the ability and/or willingness to pay of certain of its customers, and in particular Edge Capital Group, Inc., have adversely affected its revenue forecast and backlog. The Company is in a dispute with Edge Capital regarding its obligation to pay the prior amounts of $1,496,000 for drilling under the lateral drilling service agreement with Edge Capital during the third quarter of 2003. The Company has not recognized any revenue not received under such contracts, and is attempting to reach a mutually agreeable resolution to such dispute. An announcement will be made at such time as an agreement has been reached, however, there can be no assurance that a mutually agreeable resolution will be reached.
Consequently the Company is revising its projections to recognize revenue from such customers. The Company has also revised its revenue projections for fiscal year 2004 as follows:

                   1Q04      2Q04      3Q04      4Q04      FY04
                   ----      ----      ----      ----      ----

Revenue (`000s)    $813     $1,675    $4,097    $7,364    $13,949
                   ----     ------    ------    ------    -------

Such revenue projections may be revised depending upon the resolution of certain contract disputes for which the Company is considering all the various options available to it. The Company is in the process of revising its projections for fiscal year 2005 and is withdrawing any prior projections until such time as the new projections are available. Based upon the revised revenue projections the Company anticipates that it will be profitable in the quarter ending June 30, 2004.

The Company has four company owned lateral drilling rigs as of January 1, 2004 as well as two rigs available on a rental basis. The current rig count is considered sufficient to meet all the Company's lateral drilling service requirements through the third quarter of 2004.

About Verdisys, Inc.

Verdisys, Inc. provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications. In the U.S. and Canada, Verdisys provides oil and gas companies with a patented lateral drilling service utilizing specially fabricated mobile drilling rigs. These services have had more than a decade of proven success in dramatically increasing the production of oil and gas wells. Verdisys has also developed and markets unique, high

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quality and cost effective satellite communication capabilities that provide energy companies access to remote sites. The Company's focus in this area is on monitoring and control of applications involving SCADA (Supervisory Control and Data Acquisition) implementations in the areas of oil and gas exploration, production, power distribution and other energy management applications.

For more information visit www.verdisys.com or call 281-364-6999
Safe Harbor Statement

Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause Verdisys' actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity capital, the ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of Verdisys' customers to pay for Verdisys' services, the timing of new technology and product introductions, and the risk of early obsolescence.

CONTACT:
Investor/Company Contact: Andrew Wilson, Chief Financial Officer, Verdisys, Inc.
(510)-749-0836 or awilson@verdisys.com

Media Contact: Sinan Kanatsiz, Account Executive, K-Comm, Inc. (949)-443-9300 or sinan@kanatsiz.com